Exhibit 10.1

August 30, 2013

Gavin Roy

4465 Blue Ridge Drive

Doylestown, PA 18902

Re:     Revised Terms of Employment

Dear Gavin:

This letter reflects certain changes to your terms of employment and therefore constitutes an amendment to your Employment Agreement dated as of July 14, 2011 and it supersedes our letter agreement of August 20, 2013.

You have agreed to remain an employee of the company and assist us to transition the role of Chief Technology Officer. Accordingly, staring on September 3, 2013 (or whichever date our new Chief Technology Officer begins his employment), you will no longer be Chief Technology Officer and instead will report directly to me (without a title) and work primarily on the Transition Projects identified on Exhibit A hereto. Subsequent to September 3, 2013 (or whichever other date you are no longer Chief Technology Officer) and while you remain an employee of the Company, you will retain ownership of Inventions (as defined in your Confidential Information and Invention Assignment Agreement) that you conceive independently and that are not used in or compete with the business of MeetMe; said Inventions shall constitute Prior Inventions (as defined in said agreement). You will continue to receive your current base salary and benefits but will not accrue or otherwise be eligible for bonus awards.

We anticipate the Transition Projects will take approximately six months to complete; provided, however, that subject to the terms of this letter, you will remain an employee for a minimum of three months while we complete the Transition Projects. Upon the earlier of (i) successful completion of the Transition Projects (which will remain subject to my sole discretion) and (ii) the six month anniversary of the date hereof (provided you remain an employee of the company on either such date), we will offer you a Separation and Release Agreement and if you sign it we will pay you severance equal to six months of your base salary (paid over six months through payroll). During the six months following your separation while we continue to pay you severance, (a) you will continue to receive (or we will otherwise reimburse you for) healthcare benefits for so long as you do not obtain other employment, and (b) your stock options and RSAs will continue to vest as if you were an employee; provided, however, that as a condition of both such benefits, you will (x) remain available and consult as requested for up to ten hours per week without additional compensation, and (y) continue to comply with your Confidential Information and Invention Assignment Agreement. This arrangement is in lieu of any other payment under your Employment Agreement.

You will work remotely during this transition time and come to the New Hope office only as necessary. We may ask you to work on matters other than the Transition Projects and the company may update Exhibit A (to add, subtract, or modify) from time to time as needed during the 45-day period following the date hereof. If at any time I am not satisfied with your performance, we retain the right to terminate your employment upon notice. In other words, this is not a guarantee of employment through the completion of the Transition Projects.

If this is acceptable to you, please sign below where indicated a return the signed copy to me either electronically or in the original prior to the close of business on August 30, 2013.

Sincerely yours,

/s/ Geoff Cook

Geoff Cook

Chief Executive Officer

Intending to be legally bound:

/s/ Gavin Roy

Gavin Roy